Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES FOURTH QUARTER AND FISCAL 2019 RESULTS

HILLIARD, Ohio – (May 23, 2019) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading global manufacturer of water management products and solutions for non-residential, residential, infrastructure and agricultural applications, today announced financial results for the fourth quarter and fiscal year ended March 31, 2019.

Fourth Quarter Fiscal 2019 Results

•	Net sales increased 8.8% to $272.2 million
•	Net income increased 139.0% to $1.9 million
•	Adjusted EBITDA (Non-GAAP) increased 36.5% to $36.9 million

Fiscal 2019 Results

•	Net sales increased 4.1% to $1,384.7 million
•	Net income increased 25.8% to $81.5 million
•	Adjusted EBITDA (Non-GAAP) increased 10.3% to $232.0 million
•	Cash provided by operating activities increased 10.6% to $151.7 million
•	Free cash flow (Non-GAAP) increased 13.5% to $108.3 million

Scott Barbour, President and Chief Executive Officer of ADS commented, “We closed out another strong year by achieving fourth quarter top and bottom-line results, driven by disciplined execution of our market share model and conversion strategy. The strength in our fourth quarter results reflect increased volume across our key geographies for both pipe and Allied products, favorable pricing and operational efficiency in manufacturing and transportation.”

Barbour continued, “Our commitment to continuous improvement and best-in-class water management solutions propelled us to outperform our core domestic construction markets by approximately 400 basis points in fiscal 2019 and grow our share in the storm water market. In addition, we delivered margin expansion of 100 basis points for the year driven by price attainment, Allied product growth as well as disciplined execution and cost containment. Looking ahead to fiscal 2020, we will continue to deliver on our three-year plan to increase shareholder value by capitalizing on our leadership position and strength in our end markets to drive growth, while achieving sustained profitability and maintaining a strong balance sheet.”

Fourth Quarter Fiscal 2019 Results

Net sales increased 8.8% to $272.2 million, as compared to $250.1 million in the prior year. Domestic net sales increased 11.1% to $251.2 million as compared to $226.2 million in the prior year, driven by a 12.8% increase in construction market sales. International net sales decreased 12.1% to $21.0 million as compared to $23.9 million in the prior year, driven primarily by a decrease in Mexico sales.

Gross profit increased 23.7% to $59.5 million, as compared to $48.1 million the prior year quarter. As a percentage of net sales, gross profit increased 270 basis points to 21.9%, compared to 19.2% in the prior year. The margin expansion is primarily due to an increase in volume, favorable pricing and successful cost containment efforts.

Adjusted EBITDA (Non-GAAP) increased 36.5% to $36.9 million, as compared to $27.0 million in the prior year quarter. As a percentage of net sales, Adjusted EBITDA increased 270 basis points to 13.5% as compared to 10.8% in the prior year. The increase in Adjusted EBITDA margin was largely attributed to the factors mentioned above.

Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Fiscal 2019 Results

Net sales increased 4.1% to $1,384.7 million, as compared to $1,330.4 million in the prior year. Domestic net sales increased 4.2% to

$1,224.1 million, as compared to $1,174.4 million in the prior year, primarily driven by solid construction market demand, favorable pricing and strong Allied product sales. International net sales increased 2.9% to $160.6 million, as compared to $155.9 million in the prior year, driven primarily by growth in our Exports business.

Gross profit increased 8.1% to $327.0 million, as compared to $302.5 million the prior year. As a percentage of net sales, gross profit increased 90 basis points to 23.6%, compared to 22.7% in the prior year. The margin increase is primarily due to favorable pricing and successful cost containment efforts, partially offset by higher inflationary costs on resin, transportation and wages, among others.

Adjusted EBITDA (Non-GAAP) increased 10.3% to $232.0 million, as compared to $210.2 million in the prior year. As a percentage of net sales, Adjusted EBITDA increased 100 basis points to 16.8% as compared to 15.8% in the prior year. The increase in Adjusted EBITDA margin was largely attributed to the factors mentioned above.

Net cash from operating activities increased 10.6% to $151.7 million, as compared to $137.1 million in the prior year. Free cash flow (Non-GAAP) increased 13.5% to $108.3 million, as compared to $95.4 million in the prior year. Net debt (total debt and capital lease obligations net of cash) was $310.3 million as of March 31, 2019, a decrease of $51.8 million from March 31, 2018.

Fiscal 2020 Outlook

Based on current visibility, backlog of existing orders and business trends, the Company has provided its net sales and Adjusted EBITDA targets for fiscal 2020. Net sales are expected to be in the range of $1.425 billion to $1.475 billion and Adjusted EBITDA is expected to be in the range of $245 to $265 million. Capital expenditures are expected to be in the range of $55 million to $65 million.

Webcast Information

The Company will host an investor conference call and webcast on Thursday, May 23, 2019 at 10:00 a.m. Eastern Time. The live call can be accessed by dialing 1-844-484-0244 (US toll-free) or 1-647-689-5142 (international) and asking to be connected to the Advanced Drainage Systems, Inc. call. The live webcast will also be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. An archived version of the webcast will be available for one year following the call.

About the Company

Advanced Drainage Systems is the leading manufacturer of high performance thermoplastic corrugated pipe, providing a comprehensive suite of water management products and superior drainage solutions for use in the construction and infrastructure marketplace. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, agriculture and infrastructure applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, overall product breadth and scale and manufacturing excellence. Founded in 1966, the Company operates a global network of approximately 55 manufacturing plants and over 30 distribution centers. To learn more about ADS, please visit the Company’s website at www.ads-pipe.com.

Forward Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including, without limitation, factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials; our ability to continue to convert current demand for concrete, steel and PVC pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; the risks associated with our self-insured programs; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to project product mix; the risks associated with our current levels of indebtedness; fluctuations in our effective tax rate, including from the recently enacted Tax Cuts and Jobs Act; changes to our operating results, cash flows and financial condition attributable to the recently enacted Tax Cuts and Jobs Act; our ability to meet future capital requirements and fund our liquidity needs; the risk that additional information may arise that would require the Company to make additional adjustments or revisions or to restate the financial statements and other financial data for certain prior periods and any future periods, any delay in the filing of any filings with the Securities and Exchange Commission (“SEC”); the review of potential weaknesses or deficiencies in the Company’s disclosure controls and procedures, and discovering weaknesses of which we are not currently aware or which have not been detected and the other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:

Michael Higgins

VP, Corporate Strategy & Investor Relations

(614) 658-0050

Mike.Higgins@ads-pipe.com

Financial Statements

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Amounts in thousands, except per share data)	2019	2018	2019	2018
Net sales	$272,218	$250,114	$1,384,733	$1,330,354
Cost of goods sold	212,714	201,999	1,057,766	1,027,873
Gross profit	59,504	48,115	326,967	302,481
Operating expenses:
Selling	24,179	22,416	96,335	92,764
General and administrative	24,610	24,041	89,692	98,392
Loss on disposal of assets and costs from exit and disposal activities	2,075	4,535	3,647	15,003
Intangible amortization	1,935	1,997	7,880	8,068
Income from operations	6,705	(4,874)	129,413	88,254
Other expense:
Interest expense	4,590	2,642	18,618	15,262
Derivative loss (gains) and other expense (income), net	(729)	506	(815)	(3,950)
Income before income taxes	2,844	(8,022)	111,610	76,942
Income tax expense (benefit)	1,081	(4,401)	30,049	11,411
Equity in net (income) loss of unconsolidated affiliates	(130)	1,235	95	739
Net income	1,893	(4,856)	81,466	64,792
Less: net income attributable to noncontrolling interest	883	847	3,694	2,785
Net income attributable to ADS	1,010	(5,703)	77,772	62,007
Dividends to redeemable convertible preferred stockholders	(497)	(443)	(2,047)	(1,858)
Dividends paid to unvested restricted stockholders	(13)	(2)	(69)	(49)
Net income available to common stockholders and participating securities	500	(6,148)	75,656	60,100
Undistributed income allocated to participating securities	-	-	(5,474)	(4,514)
Net income available to common stockholders	$500	$(6,148)	$70,182	$55,586

Weighted average common shares outstanding:
Basic	57,325	56,302	57,025	55,696
Diluted	57,823	56,302	57,611	56,334
Net income per share:
Basic	$0.01	$(0.11)	$1.23	$1.00
Diluted	$0.01	$(0.11)	$1.22	$0.99
Cash dividends declared per share	$0.08	$0.07	$0.32	$0.28

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of
(Amounts in thousands)	March 31, 2019	March 31, 2018
ASSETS
Current assets:
Cash	$8,891	$17,587
Receivables, net	186,991	171,961
Inventories	264,540	263,792
Other current assets	6,091	5,113
Total current assets	466,513	458,453
Property, plant and equipment, net	398,891	399,381
Other assets:
Goodwill	102,638	103,017
Intangible assets, net	37,177	44,437
Other assets	36,940	37,954
Total assets	$1,042,159	$1,043,242
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$25,932	$26,848
Current maturities of capital lease obligations	23,117	22,007
Accounts payable	93,577	105,521
Other accrued liabilities	61,901	60,560
Accrued income taxes	1,758	6,307
Total current liabilities	206,285	221,243
Long-term debt obligations, net	208,602	270,900
Long-term capital lease obligations	61,555	59,963
Deferred tax liabilities	45,963	32,304
Other liabilities	19,119	25,023
Total liabilities	541,524	609,433
Mezzanine equity:
Redeemable convertible preferred stock	282,638	291,247
Deferred compensation — unearned ESOP shares	(180,316)	(190,168)
Redeemable noncontrolling interest in subsidiaries	-	8,471
Total mezzanine equity	102,322	109,550
Stockholders’ equity:
Common stock	11,436	11,426
Paid-in capital	391,039	364,908
Common stock in treasury, at cost	(9,863)	(8,277)
Accumulated other comprehensive loss	(25,867)	(21,247)
Retained earnings (deficit)	17,582	(39,214)
Total ADS stockholders’ equity	384,327	307,596
Noncontrolling interest in subsidiaries	13,986	16,663
Total stockholders’ equity	398,313	324,259
Total liabilities, mezzanine equity and stockholders’ equity	$1,042,159	$1,043,242

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Fiscal Year Ended March 31,
(Amounts in thousands)	2019	2018
Cash Flow from Operating Activities
Net income	$81,466	$64,792
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,900	75,003
Deferred income taxes	12,813	(11,239)
Loss on disposal of assets and costs from exit and disposal activities	3,647	12,655
ESOP and stock-based compensation	21,828	18,845
Amortization of deferred financing charges	735	934
Fair market value adjustments to derivatives	2,346	(3,244)
Equity in net loss (income) of unconsolidated affiliates	95	739
Other operating activities	(5,219)	1,010
Changes in working capital:
Receivables	(17,953)	(4,327)
Inventories	(2,034)	(4,841)
Prepaid expenses and other current assets	(1,004)	1,648
Accounts payable, accrued expenses, and other liabilities	(16,942)	(14,855)
Net cash provided by operating activities	151,678	137,120
Cash Flows from Investing Activities
Capital expenditures	(43,412)	(41,709)
Cash paid for acquisitions, net of cash acquired	-	(1,990)
Proceeds from sale of corporate-owned life insurance	-	13,644
Other investing activities	868	(390)
Net cash used in investing activities	(42,544)	(30,445)
Cash Flows from Financing Activities
Proceeds from Revolving Credit Facility	405,700	487,850
Payments on Revolving Credit Facility	(442,800)	(512,150)
Payments on Term Loan	-	(72,500)
Proceeds from Senior Notes	-	75,000
Payments on Senior Notes	(25,000)	(25,000)
Debt issuance costs	-	(2,268)
Equipment financing loans	(909)	-
Payments of notes, mortgages, and other debt	(940)	(1,905)
Payments on capital lease obligations	(24,284)	(24,214)
Acquisition of noncontrolling interest in BaySaver	(8,800)	-
Cash dividends paid	(26,148)	(18,478)
Proceeds from exercise of stock options	5,908	9,087
Repurchase of common stock	-	(7,947)
Other financing activities	(382)	(2,428)
Net cash provided by financing activities	(117,655)	(94,953)
Effect of exchange rate changes on cash	(175)	(585)
Net change in cash	(8,696)	11,137
Cash at beginning of period	17,587	6,450
Cash at end of period	$8,891	$17,587

Selected Financial Data

The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended			Fiscal Year Ended
(Amounts in thousands	March 31,		%	March 31,		%
except percentages)	2019	2018	Variance	2019	2018	Variance
Domestic
Pipe	$180,780	$161,364	12.0%	$868,805	$844,875	2.8%
Allied Products	70,405	64,815	8.6%	355,326	329,557	7.8%
Domestic net sales	$251,185	$226,179	11.1%	$1,224,131	$1,174,432	4.2%
International
Pipe	$14,800	$17,647	(16.1%)	$122,836	$119,207	3.0%
Allied Products	6,233	6,288	(0.9%)	37,766	36,715	2.9%
International net sales	$21,033	$23,935	(12.1%)	$160,602	$155,922	3.0%
Consolidated
Pipe	$195,580	$179,011	9.3%	$991,641	$964,082	2.9%
Allied Products	76,638	71,103	7.8%	393,092	366,272	7.3%
Net sales	$272,218	$250,114	8.8%	$1,384,733	$1,330,354	4.1%

Employee Stock Ownership Plan (“ESOP”)

The Company established an ESOP to enable employees to acquire stock ownership in ADS in the form of redeemable convertible preferred shares (“preferred shares”). All preferred shares will be converted to common shares by plan maturity, which will be no later than March 2023. The ESOP’s conversion of preferred shares into common shares will have a meaningful impact on net income, net income per share and common shares outstanding. The common shares outstanding will be greater after conversion.

Net Income

The impact of the ESOP on net income includes the ESOP deferred compensation attributable to the preferred shares allocated to employee accounts during the period, which is a non-cash charge to our earnings and not deductible for income tax purposes.

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Amounts in thousands)	2019	2018	2019	2018
Net income attributable to ADS	$1,010	$(5,703)	$77,772	$62,007
ESOP deferred compensation	4,183	3,778	15,296	11,724

Common shares outstanding

The conversion of the preferred shares will increase the number of common shares outstanding. Preferred shares will convert to common shares at plan maturity, or upon retirement, disability, death or vested terminations over the life of the plan.

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Shares in thousands)	2019	2018	2019	2018
Weighted average common shares outstanding - Basic	57,325	56,302	57,025	55,696
Conversion of preferred shares	17,460	18,030	17,640	18,298
Unvested restricted shares	43	270	43	270

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

This press release includes references to Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Amounts in thousands)	2019	2018	2019	2018
Net income	$1,893	$(4,856)	$81,466	$64,792
Depreciation and amortization	18,988	19,210	71,900	75,003
Interest expense	4,590	2,642	18,618	15,262
Income tax expense (benefit)	1,081	(4,401)	30,049	11,411
EBITDA	26,552	12,595	202,033	166,468
Derivative fair value adjustments	(575)	292	634	(443)
Foreign currency transaction (gains) losses	90	1,130	314	(1,748)
Loss on disposal of assets and costs from exit and disposal activities	2,075	4,535	3,647	15,003
Unconsolidated affiliates interest, tax, depreciation and amortization	226	632	1,463	2,692
Contingent consideration remeasurement	9	6	(6)	39
Stock-based compensation expense	1,503	1,981	6,532	7,121
ESOP deferred stock-based compensation	4,183	3,778	15,296	11,724
Executive retirement (benefit) expense	50	491	(178)	1,473
Restatement-related (benefit) costs	14	837	(1,924)	4,227
Legal settlement	-	200	-	2,000
Transaction costs	295	213	699	1,362
Impairment of investment in unconsolidated affiliate	-	312	-	312
Strategic growth and operational improvement initiatives	2,440	-	3,450	-
Adjusted EBITDA	$36,862	$27,002	$231,960	$210,230

Reconciliation of Segment Adjusted EBITDA to Net Income

	Three Months Ended March 31,
	2019		2018
(Amounts in thousands)	Domestic	International	Domestic	International
Net income	$(243)	$2,136	$(4,558)	$(298)
Depreciation and amortization	17,169	1,819	17,253	1,957
Interest expense	4,540	50	2,566	76
Income tax expense (benefit)	2,156	(1,075)	(3,384)	(1,017)
EBITDA	23,622	2,930	11,877	718
Derivative fair value adjustments	(575)	-	292	-
Foreign currency transaction (gains) losses	-	90	-	1,130
Loss on disposal of assets and costs from exit and disposal activities	1,862	213	3,995	540
Unconsolidated affiliates interest, tax, depreciation and amortization	-	226	295	337
Contingent consideration remeasurement	9	-	6	-
Stock-based compensation expense	1,503	-	1,981	-
ESOP deferred stock-based compensation	4,183	-	3,778	-
Executive retirement (benefit) expense	50	-	491	-
Restatement-related (benefit) costs	14	-	837	-
Legal settlement	-	-	200	-
Transaction costs	295	-	213	-
Impairment of investment in unconsolidated affiliate	-	-	312	-
Strategic growth and operational improvement initiatives	2,440	-	-	-
Adjusted EBITDA	$33,403	$3,459	$24,277	$2,725

	Fiscal Year Ended March 31,
	2019		2018
(Amounts in thousands)	Domestic	International	Domestic	International
Net income	$70,296	$11,170	$57,279	$7,513
Depreciation and amortization	64,450	7,450	66,978	8,025
Interest expense	18,352	266	14,929	333
Income tax expense (benefit)	28,816	1,233	9,199	2,212
EBITDA	181,914	20,119	148,385	18,083
Derivative fair value adjustments	634	-	(443)	-
Foreign currency transaction gains (losses)	-	314	-	(1,748)
Loss on disposal of assets and costs from exit and disposal activities	2,823	824	14,248	755
Unconsolidated affiliates interest, tax, depreciation and amortization	-	1,463	1,181	1,511
Contingent consideration remeasurement	(6)	-	39	-
Stock-based compensation expense	6,532	-	7,121	-
ESOP deferred stock-based compensation	15,296	-	11,724	-
Executive retirement expense (benefit)	(178)	-	1,473	-
Restatement-related costs	(1,924)	-	4,227	-
Legal settlement	-	-	2,000	-
Transaction costs	693	6	1,362	-
Impairment of investment in unconsolidated affiliate	-	-	312	-
Strategic growth and operational improvement initiatives	3,450	-	-	-
Adjusted EBITDA	$209,234	$22,726	$191,629	$18,601

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Fiscal Year Ended March 31,
(Amounts in thousands)	2019	2018
Net cash flow from operating activities	$151,678	$137,120
Capital expenditures	(43,412)	(41,709)
Free cash flow	$108,266	$95,411